Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC Announces

Completion of Private Offering of Senior Notes due 2023

Middletown, NY - August 28, 2012 - Mediacom Broadband LLC and Mediacom Broadband Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation (the “Companies”), announced today the completion of a $300 million financing. The financing consisted of senior notes due 2023 (the “Senior Notes”) sold in a private sale pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Senior Notes will bear interest at a rate of 6.375% per year.

The Companies will apply a portion of the net proceeds from the offering of Senior Notes to fund the purchase of their outstanding 8 1/2% senior notes due 2015 (“8 1/2% Notes”) pursuant to their existing tender offer for up to $350 million principal amount of the Notes. There is currently $500 million principal amount outstanding of 8 1/2% Notes. The Companies intend to use the remainder of such net proceeds to redeem the Notes, on or after October 15, 2012, that remain outstanding after the expiration of the tender offer, and for general corporate purposes.

The Senior Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful, nor does it constitute a notice of redemption with respect to the Notes.

About Mediacom Communications

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. Mediacom Communications also offers affordable broadband communications solutions that can be tailored to any size business through Mediacom Business. For more information about Mediacom Communications, please visit www.mediacomcc.com.

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754

Mediacom Communications Corporation

100 Crystal Run Road — Middletown, NY 10941 — 845-695-2600 — Fax 845-695-2639